Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
        We consent to the incorporation by reference in Registration Statement Nos. 333-175101, 333-181986 and 333-196542 on Form S-8 and Registration Statement No. 333-195099 on Form S-3 of our report dated February 24, 2015, on our audits of the consolidated financial statements of Pacira Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 and our report on our audit of the internal control over financial reporting of Pacira Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2014, dated February 24, 2015, included in this Annual Report on Form 10-K of Pacira Pharmaceuticals, Inc. for the year ended December 31, 2014.

/s/ CohnReznick LLP Roseland, New Jersey February 24, 2015